EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-46345 and 333-86487 of Sterling Bancshares, Inc. on Form S-4 and in Registration Statements Nos. 33-75444, 33-75442, 33-84398, 33-85624, 333-16719, 333-57171, 333-102544 and 333-105307 of Sterling Bancshares, Inc. on Forms S-8 of our report dated March 3, 2004, (which report expresses an explanatory paragraph relating to the adoption of Statement of Accounting Standards No. 142 “Goodwill and Other Intangible Assets”) appearing in this Annual Report on Form 10-K of Sterling Bancshares, Inc. for the year ended December 31, 2003.

Houston, Texas

March 8, 2004